Exhibit 10.97

LOAN AGREEMENT

Dated as of December 31, 2004

between

RF MONOLITHICS, INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

-i-

-ii-

-iii-

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”), dated as of December 31, 2004, is between RF MONOLITHICS, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”).

R E C I T A L S:

The Borrower has requested that the Lender extend credit to the Borrower as described in this Agreement. The Lender is willing to make such credit available to the Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provision, section or recital referred to below:

“AAA” has the meaning for such term set forth in Section 11.20.B of the Agreement.

“Acquisition Consideration” means the consideration given by the Borrower or any of its Subsidiaries for a Permitted Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, property (including any Equity Interests) or services given, plus (b) the amount of any Debt incurred or guaranteed (to the extent the proceeds of such Debt are used to fund such Permitted Acquisition and are not otherwise accounted for under the preceding clause (a)) or assumed in connection with such Permitted Acquisition by the Borrower or any of its Subsidiaries.

“Advance” means an advance by the Lender to the Borrower pursuant to Article II or any advance made by the Lender to cover any drawing under any Letters of Credit.

“Advance Request Form” means a certificate, in a form approved by the Lender, in substantially the form of Exhibit D, properly completed and signed by the Borrower requesting a Revolving Credit Advance.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds fifteen percent (15%) or more of any class of voting stock of such Person; or (c) fifteen percent (15%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender be deemed an Affiliate of the Borrower or any of its Subsidiaries or Affiliates.

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“Agreement” has the meaning set forth in the Introductory Paragraph hereto, as the same may, from time to time, be amended, modified, restated, renewed, waived, supplemented, or otherwise changed, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Attributable Debt” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Availability” means the lesser of (i) the Commitment minus all outstanding Advances or (ii) the Borrowing Base minus all outstanding Advances.

“Borrowing Base” means, at any time, an amount equal to the sum of eighty percent (80%) of the value of Eligible Accounts.

“Borrowing Base Report” means, as of any date of preparation, a certificate setting forth the Borrowing Base (in a form acceptable to the Lender in substantially the form of Exhibit A attached hereto) prepared by and certified by the chief financial officer, controller or assistant controller of the Borrower.

“Borrower” means the Person identified as such in the introductory paragraph hereof, and its successors and assigns.

“Business Day” has the meaning assigned to it in the Notes.

“Capital Expenditure” shall mean any expenditure by a Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to (a) or (b) above.

“Capital Lease Obligation” shall mean the amount of Debt under a lease of Property by a Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Collateral” has the meaning set forth for such term in Section 2.5.D.

“Cash Flow Leverage Ratio” means, as of the date of any determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Senior Funded Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on such date.

“Cash Income Taxes” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate amount of federal and state income taxes paid by them during such period.

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“Change of Control” means the occurrence of any of the following events:

(a) any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty percent (20%) of the voting power of all classes of voting stock of the Borrower.

(b) During any consecutive two-year period beginning the day following the date of this Agreement, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election to such board of directors, or whose nomination for election by the owners of the Borrower, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower then in office.

(c) David Kirk or other senior management of the Borrower as of the date hereof shall cease to actively manage the Borrower’s day-to-day business activities, and there is not, in the reasonable judgment of the Lender, competent replacement management.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” has the meaning for such term set forth in Section 4.1 of this Agreement.

“Commitment” means the obligation of the Lender to make Revolving Credit Advances pursuant to Section 2.1 in an aggregate principal amount at any time outstanding up to but not exceeding Ten Million Dollars ($10,000,000), subject, however, to termination pursuant to Section 10.2.

“Commitment Fee” means $20,000.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B attached hereto, prepared by and executed by the chief financial officer of the Borrower.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period, (b) Interest Expense deducted in determining such Consolidated Net Income, (c) income tax expenses deducted in determining such Consolidated Net Income, (d) the amount of depreciation, depletion and amortization expense deducted in determining such Consolidated Net Income, and (e) extraordinary losses computed and calculated in accordance with GAAP reducing such Consolidated Net Income, minus (i) income tax credits included in calculating such Consolidated Net Income and (ii) extraordinary gains computed and calculated in accordance with GAAP increasing such Consolidated Net Income.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all Interest Expense paid in cash during such period by the Borrower and its Subsidiaries in connection with borrowed money (including

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capitalized interest) that is treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for that period.

“Consolidated Senior Funded Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, but excluding any Subordinated Debt, (b) all purchase money Debt, (c) all direct obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade and accounts payable in the ordinary course of business), (e) Attributable Debt in respect of Capital Lease Obligations and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Debt of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Debt of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer (other than a joint venturer that is only a limited partner), unless such Debt is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity (by way of clarification, and not as an additional deduction, such GAAP calculation would be net of treasury shares) of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date plus Subordinated Debt.

“Constituent Documents” means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (iv) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

“Debt” means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capital Lease Obligations of such Person, (e) all Debt or other obligations of others Guaranteed by such Person, (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect

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to accounts, chattel paper or notes receivable sold by such Person, (i) any liability under a sale and leaseback transaction that is not a Capital Lease Obligation, (j) any obligation under any so-called “synthetic leases”, (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person, (l) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” has the meaning assigned to it in the Notes.

“Dispute” means any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to any of the Loan Documents and each other document, contract and instrument required hereby or now or hereafter delivered to Lender in connection herewith, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the foregoing documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the foregoing documents.

“Disclosure Schedule” means the schedule of the same name attached hereto.

“Dollars” and “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Accounts” means, at any time, all accounts receivable of the Borrower created in the ordinary course of business that are acceptable to the Lender and satisfy the following conditions:

A. The account complies with all applicable laws, rules, and regulations, including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System;

B. The account has not been outstanding for 60 days or more past the due date, but not to exceed 120 days after the original date of invoice;

C. The account does not represent a commission and the account was created in connection with (i) the sale of goods by the Borrower in the ordinary course of business and such sale has been consummated and such goods have been shipped

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and delivered and received by the account debtor, or (ii) the performance of services by the Borrower in the ordinary course of business and such services have been completed and accepted by the account debtor;

D. The account arises from an enforceable contract, the performance of which has been completed by the Borrower;

E. The account does not arise from the sale of any good that is on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis, apart from Borrower’s standard product warranties;

F. The Borrower has good and indefeasible title to the account and the account is not subject to any Lien except Liens in favor of the Lender;

G. The account does not arise out of a contract with or order from, an account debtor that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by the Borrower to the Lender in and to such account;

H. The account is not subject to any setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment;

I. The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

J. The account is not evidenced by chattel paper or an instrument (although it may be secured by a letter of credit provided by the Borrower’s customer);

K. No default exists under the account by any party thereto;

L. The account debtor has not returned or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose;

M. The account is not owed by an Affiliate, employee, officer, director or shareholder of the Borrower;

N. The account is payable in Dollars, Euros, Pounds Sterling or Japanese Yen by the account debtor; provided, however, that accounts may be payable in any of the aforementioned currencies other than Dollars only to the extent that accounts in any one such currency do not exceed five percent (5%) of all accounts;

O. The account is not owed by an account debtor whose accounts the Lender in its reasonable discretion has chosen to exclude from Eligible Accounts;

P. The account shall be ineligible if the account debtor is domiciled in any country other than the United States of America and Canada other than accounts which are insured under a foreign credit insurance policy acceptable to Lender in its sole discretion;

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Q. The account shall be ineligible if more than twenty-five percent (25%) of the aggregate balances then outstanding on accounts owed by such account debtor and its Affiliates to the Borrower are ineligible by reason of paragraph B of this definition;

R. The account shall be ineligible if the account debtor is the United States of America or any department, agency, or instrumentality thereof, and the Federal Assignment of Claims Act of 1940, as amended, shall not have been complied with;

S. The account shall be ineligible to the extent the aggregate of all accounts owed by the account debtor and its Affiliates to which the account relates exceeds twenty-five percent (25%) of all accounts owed by all of the Borrower’s account debtors; and

T. The Account is otherwise acceptable in the sole discretion of the Lender; provided that the Lender shall have the right to create and adjust eligibility standards and related reserves from time to time in its good faith credit judgment.

The amount of the Eligible Accounts owed by an account debtor to the Borrower shall be reduced by the amount of all “contra accounts” and other obligations owed by the Borrower to such account debtor.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as the same may be amended or supplemented from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership

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or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

“Event of Default” has the meaning specified in Section 10.1.

“Excess Cash Flow” means, for the Borrower and its Subsidiaries on a consolidated basis for any Fiscal Year, an amount equal to (a) Consolidated EBITDA for such period, minus (b) the sum of (without duplication) (i) Cash Income Taxes for such period, plus (ii) Capital Expenditures for such period.

“Fiscal Quarter(s)” means the three-calendar-month periods ending on November 30, February 28, May 31, and August 31 of each calendar year.

“Fiscal Year” means the twelve-calendar-month period beginning September 1 of each year and ending August 31 of each year.

“Fixed Charge Coverage Ratio” means, as of the last day of a Fiscal Quarter that is the applicable date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Excess Cash Flow for the period of four Fiscal Quarters ended on such date of determination to (b) the sum of (i) Consolidated Interest Charges for the period of four Fiscal Quarters ended on such date of determination, (ii) scheduled principal payments on Consolidated Senior Funded Debt (including Attributable Debt but excluding principal payments due and payable on the Termination Date) during the period of four Fiscal Quarters following such date of determination, and (iii) an amount equal to twenty percent (20%) of the outstanding amount of all Revolving Credit Advances as of such date.

“Foreign Subsidiary” means each Subsidiary of the Borrower which is organized under the laws of a jurisdiction other than the United States of America or any state or commonwealth thereof.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

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“Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Person who from time to time guarantees all or any part of the Obligations.

“Guaranty” means a written guaranty of each Guarantor in favor of the Lender, in form and substance satisfactory to Lender, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented or otherwise changed from time to time.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including, to the extent specified by GAAP, customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all expenses treated as interest in accordance with GAAP.

“Letter of Credit” means any standby letter of credit issued by the Lender for the account of or at the direction of the Borrower pursuant to Article II of this Agreement.

“Letter of Credit Liabilities” means, at any time, the aggregate face amounts of all outstanding Letters of Credit, plus any amounts drawn under any Letters of Credit for which the Lender has not been fully reimbursed by the Borrower (unless the Lender, in its sole discretion, has cleared the drawn amount by means of an Advance under the Revolving Credit Note, in which case the drawn amount would not constitute a Letter of Credit Liability).

“Letter of Credit Request Form or Application” means a certificate or agreement, in a form acceptable to the Lender, properly completed and signed by the Borrower requesting issuance of a Letter of Credit and containing provisions for fees for the issuance of Letters of Credit, repayment of drawn letters of credit, the interest rate applicable to drawn and unpaid Letters of Credit, and such other matters as the Lender may require.

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“Leverage Ratio” means, at any particular time, the ratio of Consolidated Liabilities to Consolidated Tangible Net Worth.

“Liabilities” means, at any particular time, all amounts which, in conformity with GAAP, would be included as liabilities on a balance sheet of a Person.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan Assignment Document” means the Assignment of Notes and Security Interests dated as of December 31, 2004 between Wells Fargo Business Credit, Inc. and the Lender.

“Loan Documents” means this Agreement, the Security Documents and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time.

“Maximum Lawful Rate” means, at any time, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by the Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Lawful Rate resulting from a change in the Maximum Lawful Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Lawful Rate.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Notes” means, collectively, all promissory notes (and “Note” means any of such Notes) executed at any time by the Borrower and payable to the order of the Lender, as amended, renewed, replaced, extended, supplemented, consolidated, restated, modified, otherwise changed and/or increased from time to time, including the original Note evidencing Borrower’s obligations hereunder substantially in the form of Exhibit C attached hereto.

“Obligated Party” means the Guarantor or any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of the Borrower, each Guarantor and any other Obligated Party to the Lender or Affiliates of the Lender, or both, now

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existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, any Swap Contract, the other Loan Documents (including, without limitation, all Letter of Credit Liabilities), any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“Operating Lease” means any lease (other than a lease constituting a Capital Lease Obligation) of real or personal Property.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permitted Acquisition” means the acquisition of all of the Equity Interests or (in one transaction or a series of transactions) the assets of another Person that constitute a business unit, provided (i) the Acquisition Consideration required to accomplish such acquisitions does not exceed $5,000,000 in the aggregate in any Fiscal Year of the Borrower, (ii) at the time of such acquisition, and after giving effect to such proposed acquisition, Borrower shall have Availability under the line of credit in an amount not less than $3,000,000, (iii) immediately before and after giving effect to such proposed acquisition, the Borrower is in pro forma compliance with all terms of this Agreement and no Event of Default shall have occurred and be continuing, (iv) if such acquisition results in a Domestic Subsidiary, (A) such Subsidiary shall execute a Guaranty, and a Security Agreement, together with any other collateral documents required by the Lender, (B) 100% of such Subsidiary’s Equity Interests shall be pledged to secure the Obligations and (C) the Lender shall have received such board resolutions, officer’s certificates, opinions of counsel and Constituent Documents with respect to such Subsidiary as the Lender shall reasonably request in connection with the actions described in clauses (A) and (B) above, and (iv) if such acquisition results in a Foreign Subsidiary, (A) all of such Subsidiary’s Equity Interests (up to 65%) owned by Borrower or its Domestic Subsidiaries shall be pledged to secure the Obligations and (B) the Lender shall have received such board resolutions, officer’s certificates, opinions of counsel and Constituent Documents with respect to such Subsidiary as the Lender shall reasonably request.

“Permitted Investments” means (i) investments in wholly-owned Domestic Subsidiaries, (ii) travel advances or loans to the Borrower’s officers and employees not exceeding at any one time an aggregate of $50,000, (iii) advances in the form of progress payments for the purchase of Capital Expenditures permitted pursuant to Section 9.5, prepaid rent not exceeding one month and security deposits maintained in the ordinary course of business, and (iv) capital contributions to or investments in joint ventures and otherwise in the ordinary course of its business with any Person and Guarantees by the Borrower or any of its Subsidiaries in favor of any Person in the ordinary course of its business (including arrangements with suppliers, customers and customers of its customers) to the extent that the aggregate amount of all such items does not exceed $2,000,000 at any one time.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

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“Plan” means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Prime Rate” has the meaning assigned to it in the Notes.

“Principal Office” means the principal office of the Lender, presently located at 4975 Preston Park Boulevard, Suite 280, Plano, Texas 75093.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“Related Indebtedness” has the meaning set forth in Section 11.21 of this Agreement.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Revolving Credit Advance” means any Advance made by the Lender to the Borrower pursuant to Section 2.1 of this Agreement.

“Revolving Credit Note” means the Revolving Credit Note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit C hereto, and all amendments, extensions, renewals, replacements, and modifications thereof.

“Security Agreement” means the Pledge and Security Agreement of the Borrower in favor of the Lender, in form and substance satisfactory to the Lender, as the same may be amended, restated, supplemented, modified, or changed from time to time.

“Security Documents” means the Security Agreement, the Guaranty, the Loan Assignment Document (and the documents referred to therein), and each and every pledge, mortgage, deed of trust or other collateral security agreement required by or delivered to the Lender from time to time to secure the Obligations or any portion thereof.

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“Shareholders’ Equity” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity as of such date determined in accordance with GAAP.

“Subordinated Debt” means any Debt of the Borrower (other than the Obligations) that has been subordinated to the Obligations by written agreement, in form and content satisfactory to the Lender and which has been approved in writing by the Lender as constituting “Subordinated Debt” for purposes of this Agreement.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of the Subsidiaries or by the Borrower and one or more of the Subsidiaries; and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of the Borrower and the Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

“Swap Contract” means any agreement (including related confirmations and schedules) between the Borrower and the Lender or any Affiliate of the Lender now existing or hereafter entered into which is, or relates to, a rate swap, basis swap, forward rate transaction, cap transaction, floor transaction, collar transaction or any other similar transactions (including any option with respect to any of these transactions) or any combination thereof.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Termination Date” means 11:00 A.M. Dallas, Texas time on December 31, 2006, or such earlier date on which the Commitment terminates as provided in this Agreement.

“UCC” means the Chapters 1 through 11 of the Texas Business and Commerce Code, as amended from time to time.

Section 1.2 Accounting Matters. Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless the Borrower and the Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

Section 1.3 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”,

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“herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

ARTICLE II

Advances and Letters of Credit

Section 2.1 Revolving Credit Advances. Subject to the terms and conditions of this Agreement, the Lender agrees to make Revolving Credit Advances to the Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Commitment, provided that the aggregate amount of all Revolving Credit Advances at any time outstanding shall not exceed the lesser of (i) the amount of the Commitment minus all outstanding Letter of Credit Liabilities or (ii) the Borrowing Base minus all outstanding Letter of Credit Liabilities. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder.

A. The Revolving Credit Note. The obligation of the Borrower to repay the Revolving Credit Advances and interest thereon shall be evidenced by the Revolving Credit Note executed by the Borrower, payable to the order of the Lender, in the principal amount of the Commitment as originally in effect, and dated the date hereof.

B. Repayment of Revolving Credit Advances. The Borrower shall repay the unpaid principal amount of all Advances on the Termination Date, unless sooner due by reason of acceleration by the Lender as provided in this Agreement.

C. Interest. The unpaid principal amount of the Revolving Credit Note shall, subject to the following sentence, bear interest as provided in the Revolving Credit Note. If at any time the rate of interest specified in the Revolving Credit Note would exceed the Maximum Lawful Rate but for the provisions thereof limiting interest to the Maximum Lawful Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Credit Advances below the Maximum Lawful Rate until the aggregate amount of interest accrued on the Revolving Credit Advances equals the aggregate amount of interest which would have accrued on the Revolving Credit Advances if the interest rate had not been limited by the Maximum Lawful Rate. Accrued and unpaid interest on the Revolving Credit Advances shall be payable as provided in the Revolving Credit Note and on the Termination Date.

D. Borrowing Procedure. Except with respect to the credit sweep provisions of the Note, the Borrower shall give the Lender notice of each Revolving Credit Advance by means of an Advance Request Form containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to the Lender no later than 1:00 p.m. (Texas time) on the Business day prior to the day on which the Revolving Credit Advance is desired to be funded, specifying

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the requested date of the Advance. The Lender at its option may accept telephonic requests for such Advances, provided that such acceptance shall not constitute a waiver of the Lender’s right to require delivery of an Advance Request Form in connection with subsequent Advances. Any telephonic request for a Revolving Credit Advance by the Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to the Lender, but failure to deliver an Advance Request Form shall not be a defense to payment of the Advance. The Lender shall have no liability to the Borrower for any loss or damage suffered by the Borrower as a result of the Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to the Lender by the Borrower and the Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Revolving Credit Advance shall be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower maintained with the Lender at the Principal Office.

Section 2.2 General Provisions Regarding Interest; Etc.

A. Any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Interest Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, upon the occurrence of an Event of Default (and from the date of such occurrence) all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Interest Rate until such time as the Lender shall waive in writing the application of the Default Interest Rate to such Event of Default situation. Interest payable at the Default Interest Rate shall be payable from time to time on demand.

B. Computation of Interest. Interest on the Advances and all other amounts payable by the Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

Section 2.3 Unused Facility Fee. The Borrower agrees to pay to the Lender an unused facility fee on the daily average unused amount of the Commitment for the period from and including the date of this Agreement to and including the Termination Date, at the rate of one-quarter of one percent (.25%) per annum based on a 360 day year and the actual number of days elapsed. For the purpose of calculating the commitment fee hereunder, the Commitment shall be deemed utilized by the amount of all outstanding Advances and Letter of Credit Liabilities. Accrued commitment fee shall be payable quarterly in arrears and on the Termination Date.

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Section 2.4 Use of Proceeds. The proceeds of the Revolving Credit Advances shall be used by the Borrower (i) to refinance existing indebtedness of the Borrower, (ii) to pay fees and expenses in connection with the transactions contemplated herein, (iii) to make Permitted Acquisitions, (iv) to make Permitted Investments and (v) for working capital in the ordinary course of business and other general corporate purposes.

Section 2.5 Letters of Credit.

A. Standby Letters of Credit. Subject to the terms and conditions of this Agreement, the Lender agrees to issue one or more Letters of Credit for the account of the Borrower from time to time from the date hereof to and including the Revolving Credit Termination Date; provided, however, that the outstanding Letter of Credit Liabilities shall not at any time exceed the lesser of (a) Five Hundred Thousand Dollars ($500,000), (b) an amount equal to the amount of the Commitment minus the outstanding Revolving Credit Advances, or (c) the Borrowing Base minus the outstanding Revolving Credit Advances. Each Letter of Credit shall have an expiration date not to exceed 365 days, shall not have an expiration date beyond the Termination Date, shall be payable in Dollars, must support a transaction that is entered into in the ordinary course of the Borrower’s business, must be satisfactory in form and substance to the Lender, will be subject to the payment of such Letter of Credit fees as the Lender may require, and shall be issued pursuant to such documents and instruments executed by the Borrower (including, without limitation, the Borrower’s form of letter of credit application as then in effect) as the Lender may require.

Each payment by the Lender pursuant to a drawing under a Letter of Credit is due and payable ON DEMAND, and at the sole option of the Lender, can be charged by the Lender as (and will be deemed to be) a Revolving Credit Advance by the Lender to the Borrower under the Revolving Credit Note and this Agreement as of the day and time such payment is made by the Lender and in the amount of such payment.

B. Obligations Absolute. The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

1. any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

2. the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

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3. any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; or

4. any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law.

    The Borrower shall promptly examine a copy of each Letter of Credit that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

C. Role of Lender. The Borrower agrees that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender, any of its Affiliates, any of the respective officers, directors, employees, agents or attorneys-in-fact of the Lender and its Affiliates, nor any of the respective correspondents, participants or assignees of the Lender shall be liable or responsible for any of the matters described in clauses (1) through (4) of Section 2.5.B; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Lender, and the Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Lender’s willful misconduct or gross negligence or the Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

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D. Cash Collateral. Upon the request of the Lender, (i) if the Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has not been reimbursed on the applicable honor date or converted to an Advance, or (ii) if, as of the Termination Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then outstanding amount of all Letter of Credit obligations (in an amount equal to such outstanding amount determined as of the applicable honor date or the Letter of Credit expiration date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as collateral for the Letter of Credit obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Lender. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a blocked, non-interest bearing deposit account at the Lender.

E. Applicability of ISP98. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit .

F. Standby Letter of Credit Fees. The Borrower shall pay to the Lender, an amount equal to two point two five percent (2.25%) per annum on the daily average undrawn amount of the Letter of Credit Liability from and including the date of this Agreement to and including the Revolving Credit Termination Date. The accrued letter of credit fee shall be payable quarterly in arrears and on the Revolving Credit Termination Date. Fronting, amendment, transfer, negotiation and other fees will also be payable by the Borrower on demand for the account of the Lender as issuing bank as determined in accordance with the Lender’s then current fee policy.

ARTICLE III

Payments

Section 3.1 Method of Payment. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Notes. Provided no Event of Default exists, the Lender shall apply such payment first to all accrued unpaid interest, then to outstanding expenses, and then the remaining amounts, if any, shall be applied to reduce the outstanding principal balance of the Obligations. After an Event of Default, all payments and amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion. Whenever any payment

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under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and unused facility fee, as the case may be.

Section 3.2 Prepayments.

A. Voluntary Prepayments. The Borrower may prepay all or any portion of the Notes to the extent and in the manner provided for therein.

B. Mandatory Prepayment. The Borrower must pay on DEMAND the amount by which at any time the unpaid principal balance of the Revolving Credit Note, plus the aggregate Letter of Credit Liabilities, exceed the Borrowing Base.

Section 3.3 Additional Costs in Respect of Letters of Credit. If as a result of any regulatory change there shall be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or the Lender’s commitment to issue Letters of Credit hereunder, and the result shall be to increase the cost to the Lender of issuing or maintaining any Letter of Credit or its commitment to issue Letters of Credit hereunder or reduce any amount receivable by the Lender hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of the Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by the Lender, the Borrower agrees to pay the Lender, from time to time as specified by the Lender, such additional amounts as shall be sufficient to compensate the Lender for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by the Lender, submitted by the Lender to the Borrower, shall be conclusive as to the amount thereof, provided that the determination thereof is made on a reasonable basis.

ARTICLE IV

Security

Section 4.1 Collateral. To secure full and complete payment and performance of the Obligations, the Borrower shall execute and deliver or cause to be executed and delivered all of the Security Documents required by the Lender covering the Property and collateral described in such Security Documents (which, together with any other Property and collateral described in the Security Agreement, and any other property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”). The Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, Uniform Commercial Code financing statements, as the Lender, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.

Section 4.2 Setoff. If an Event of Default shall have occurred and be continuing, the Lender shall have the right to set off and apply against the Obligations in such manner as the Lender may determine, at any time and without notice to the Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Lender to the Borrower whether or not the Obligations are then due. As further

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security for the Obligations, the Borrower hereby grants to the Lender a security interest in and control of all money, instruments, and other property of the Borrower now or hereafter held by the Lender, including, without limitation, property held in safekeeping. In addition to the Lender’s right of setoff and as further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of the Borrower now or hereafter on deposit with or held by the Lender and all other sums at any time credited by or owing from the Lender to the Borrower. The rights and remedies of the Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.

ARTICLE V

Conditions Precedent

Section 5.1 Initial Extension of Credit. The obligation of the Lender to make the initial Advance under any Note or issue the initial Letter of Credit is subject to the condition precedent that the Lender shall have received on or before the day of such Advance or Letter of Credit all of the following, each dated (unless otherwise indicated or the context otherwise requires) the date hereof, in form and substance satisfactory to the Lender:

A. Resolutions. Resolutions of the Board of Directors (or other governing body) of the Borrower certified by the Secretary or an Assistant Secretary (or other custodian of records) of the Borrower which authorize the execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or is to be a party;

B. Incumbency Certificate. A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which the Borrower is or is to be a party (including the certificates contemplated herein) on behalf of the Borrower together with specimen signatures of such Persons;

C. Constituent Documents. The Constituent Documents for the Borrower as of a date acceptable to the Lender;

D. Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of the Borrower as to the existence and good standing of the Borrower, each dated within ten (10) days prior to the date of the initial Advance or Letter of Credit;

E. Notes. The Notes executed by the Borrower;

F. Security Documents. The Security Documents executed by the Borrower and other Obligated Parties;

G. Financing Statements. Uniform Commercial Code financing statements executed by the Borrower and covering such Collateral as the Lender may request;

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H. Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 7.5, together with loss payable and lender endorsements in favor of the Lender with respect to all insurance policies covering Collateral;

I. Foreign Insurance. Foreign credit insurance policies relating to accounts which shall be satisfactory to Lender in its sole discretion;

J. UCC Search. The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against the Borrower in the office of the Secretary of State of Texas, such search to be as of a date no more than ten (10) days prior to the date of the initial Advance or the Letter of Credit;

K. Opinion of Counsel. A favorable opinion of Morton PLLC, Dallas, Texas, legal counsel to the Borrower, as to such other matters as the Lender may reasonably request;

L. Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent incurred, shall have been paid in full by the Borrower;

M. Purchase of Existing Debt. Evidence of payment of existing indebtedness owed to Wells Fargo Business Credit, Inc. and assignment of liens to lender relating thereto; and

N. Additional Items. The additional items set forth on Schedule 5.1(n).

Section 5.2 All Extensions of Credit. The obligation of the Lender to make any Advance or issue any Letter of Credit (including the initial Advance and the initial Letter of Credit) is subject to the following additional conditions precedent:

A. Request for Advance or Letter of Credit. The Lender shall have received in accordance with this Agreement, as the case may be, an Advance Request Form or Letter of Credit Request Form pursuant to the Lender’s requirements dated the date of such Advance or Letter of Credit and executed by an authorized officer of the Borrower;

B. No Default, Etc. No Default or Event of Default shall have occurred and be continuing, or would result from or after giving effect to such Advance or Letter of Credit;

C. Representations and Warranties. All of the representations and warranties contained in Article VI hereof and in the other Loan Documents shall be true and correct on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that any such representation and warranty relates solely to an earlier date and was true and correct on such earlier date; and

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D. Additional Documentation. The Lender shall have received such additional approvals, opinions, or documents as the Lender or its legal counsel may reasonably request.

ARTICLE VI

Representations and Warranties

To induce the Lender to enter into this Agreement, and except as set forth on the Disclosure Schedule, the Borrower represents and warrants to the Lender that:

Section 6.1 Corporate Existence. The Borrower and each of its Subsidiaries (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would be reasonably likely to have a material adverse effect on its business, condition (financial or otherwise), operations, prospects, or properties. The Borrower has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 6.2 Financial Statements; Etc. The Borrower has delivered to the Lender audited consolidated financial statements of the Borrower and its Subsidiaries as at and for the fiscal year ended August 31, 2004. Such financial statements have been prepared in accordance with GAAP, and fairly present, on a consolidated basis, the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. There has been no material adverse change in the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any of its Subsidiaries since the effective date of the most recent financial statements referred to in this Section. All projections delivered by the Borrower to the Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to the Lender and all such assumptions are disclosed in the projections.

Section 6.3 Action; No Breach. The execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of the Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) Constituent Documents of the Borrower or any of its Subsidiaries, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them or any of their Properties is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any Subsidiary.

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Section 6.4 Operation of Business. The Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

Section 6.5 Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries, that would, if adversely determined, be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any of its Subsidiaries or the ability of the Borrower to pay and perform the Obligations. There are no outstanding judgments against the Borrower or any Subsidiary of the Borrower.

Section 6.6 Rights in Properties; Liens. The Borrower and each of its Subsidiaries have good and indefeasible title to or valid leasehold interests in their respective Properties, including the Properties reflected in the financial statements described in Section 6.2, and none of the Properties of the Borrower or any Subsidiary is subject to any Lien, except as permitted by Section 8.2.

Section 6.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which the Borrower is party, when delivered, shall constitute legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

Section 6.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party or the validity or enforceability thereof.

Section 6.9 Debt. Except as disclosed in the Disclosure Schedule, the Borrower and its Subsidiaries have no Debt.

Section 6.10 Taxes. The Borrower and each Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. The Borrower knows of no pending investigation of the Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of the Borrower or any Subsidiary.

Section 6.11 Use of Proceeds; Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

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Section 6.12 ERISA. The Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

Section 6.13 Disclosure. No statement, information, report, representation, or warranty made by the Borrower in this Agreement or in any other Loan Document or furnished to the Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower which has a material adverse effect, or would be reasonably likely to have a material adverse effect, on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary that has not been disclosed in writing to the Lender.

Section 6.14 Subsidiaries, Ventures, Etc. The Borrower has no Subsidiaries, Affiliates or joint ventures or partnerships other than those listed on the Disclosure Schedule and the Disclosure Schedule sets forth the jurisdiction of incorporation or organization of each such Person and the percentage of the Borrower’s ownership interest in such Person. All of the outstanding capital stock or other ownership interest of Person described in the Disclosure Schedule has been validly issued, is fully paid, and is nonassessable.

Section 6.15 Agreements. Neither the Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary, or the ability of the Borrower to pay and perform its obligations under the Loan Documents to which it is a party. Neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 6.16 Compliance with Laws. Neither the Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 6.17 Inventory. All inventory of the Borrower has been and will hereafter be produced in compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, and to the extent applicable, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. §§ 201-219), and the regulations promulgated thereunder.

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Section 6.18 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.19 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 6.20 Environmental Matters.

A. The Borrower, each Subsidiary, and all of their respective properties, assets, and operations are in compliance in all material respects with all Environmental Laws. The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrower and the Subsidiaries with all Environmental Laws;

B. The Borrower and each Subsidiary have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Borrower and its Subsidiaries are in compliance in all material respects with all of the terms and conditions of such permits;

C. Except to the extent set forth in the Disclosure Schedule, no Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Borrower or any Subsidiary. Except to the extent set forth in the Disclosure Schedule, the use which the Borrower and the Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets;

D. Neither the Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

E. There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

F. Neither the Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law. The Borrower and its Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

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G. Neither the Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

H. No Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or its Subsidiaries.

Section 6.21 Intellectual Property. All material Intellectual Property owned or used by the Borrower, any Subsidiary or any Obligated Party is listed, together with application or registration numbers, where applicable, in the Disclosure Schedule. Each Person identified on the Disclosure Schedule owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole. To the extent consistent with prudent practices as determined by the Borrower using reasonable business judgment, each Person identified on the Disclosure Schedule will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and will promptly patent or register, as the case may be, all new Intellectual Property and notify the Lender in writing within a reasonable period of time thereafter of any such new patent or registration.

Section 6.22 Depository Relationship. To induce the Lender to establish the interest rates provided for in the Notes, the Borrower will use the Lender as its principal depository bank and the Borrower covenants and agrees to maintain the Lender as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

Section 6.23 Subsidiaries. Within 30 days after the time that any Person becomes a Domestic Subsidiary as a result of the creation of such Subsidiary or a Permitted Acquisition or otherwise, then, unless such Domestic Subsidiary is merged into the Borrower or a Guarantor (with the Borrower or such Guarantor being the surviving Person) prior to the expiration of such thirty-day period, (a) such Subsidiary shall execute a Guaranty of the Obligations, a Security Agreement, and if applicable, a deed of trust, and any related collateral documents reasonably required by the Lender, to secure the Obligations, and (b) 100% of such Subsidiary’s Equity Interest shall be pledged to secure the Obligations, and (c) the Lender shall receive such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Lender shall reasonably request in connection with the actions described in subsections (a) and (b) above. Within thirty days after the time that any Person becomes a Foreign Subsidiary as a result of the creation of such Subsidiary or a Permitted Acquisition or otherwise, (a) all of such Subsidiary’s Equity Interest (up to 65%) owned by Borrower or a Domestic Subsidiary shall be pledged to secure the Obligations and (b) the Lender shall receive such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Lender shall reasonably request in connection with such pledge.

Section 6.24 Further Assurances. At any time or from time to time upon reasonable request by the Lender, the Borrower shall, or shall cause any of the Borrower’s Subsidiaries to, promptly execute and deliver such further documents and to promptly, to the extent the same can

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be accomplished with the exercise of commercially reasonable efforts, do such other acts and things as the Lender may reasonably request in order to effect fully the validity or enforceability of this Agreement and the other Loan Documents or to protect the priority or perfection of the Liens granted under this Agreement and the other Loan Documents, to ensure that the Lender has all of the rights, powers and privileges bargained-for in the Loan Documents, and to provide for payment of the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

ARTICLE VII

Affirmative Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will perform and observe the following positive covenants, unless the Lender shall otherwise consent in writing:

Section 7.1 Reporting Requirements. The Borrower will furnish to the Lender:

A. Annual Financial Statements. As soon as available, and in any event within the later of (i) seventy-five (75) days after the end of each Fiscal Year of the Borrower, and (ii) the last date on which it may be deemed timely filed under regulations of the SEC then applicable to the Borrower, beginning with the Fiscal Year ending August 31, 2005, a copy of the annual audit report of the Borrower and the Subsidiaries for such Fiscal Year containing, on a consolidated basis, balance sheets and statements of operations, stockholder’s equity and comprehensive income (loss), and cash flows as at the end of such Fiscal Year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to the Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope;

B. Quarterly Financial Statements. As soon as available, and in any event within the later of (i) forty-five (45) days after the end of each of the quarters of each Fiscal Year of the Borrower, and (ii) the last date on which it may be deemed timely filed under regulations of the SEC then applicable to the Borrower, a copy of an unaudited financial report of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, containing, on a consolidated basis, balance sheets and statements of operations, and cash flows, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a senior financial officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and its Subsidiaries, on a consolidated and consolidating basis, at the date and for the periods indicated therein;

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C. Annual Projections. As soon as practicable and in any event prior to August 31 of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four fiscal quarters, such plans to be prepared in accordance with sound financial and managerial practices and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, to the best of such officer’s knowledge, such projections are good faith estimates of the financial condition and operations of the Borrower and its Subsidiaries for such period.

D. Borrowing Base Report. As soon as available, and in any event within thirty (30) days after the end of each calendar month, a Borrowing Base Report, in a form acceptable to the Lender, certified by the chief financial officer, controller or assistant controller of the Borrower;

E. Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in subsections 7.1.A and 7.1.B, a certificate of a senior financial officer of the Borrower (i) stating that to the best of such officer’s knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article IX;

F. Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrower or any Subsidiary by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;

G. Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or such Subsidiary;

H. Notice of Default. As promptly as practicable (but in any event not later than five Business Days) after an officer of the Borrower obtains knowledge of the occurrence of a Default or Event of Default, a written notice of such Default or Event of Default, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such Default or Event of Default;

I. ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrower or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) days after the Borrower or any Subsidiary knows or has reason to know that any Reportable

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Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrower proposes to take with respect thereto;

J. Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section;

K. Notice of Material Adverse Change. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any matter that has, or reasonably could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary on a consolidated basis and taken as a whole (each a “Material Adverse Effect”);

L. Accounts Receivable and Accounts Payable Aging. As soon as available, and in any event within thirty (30) days after the end of each calendar month, an account receivable aging, classifying the Borrower’s domestic and export accounts receivable in categories of 0-30, 31-60, 61-90 and over 90 days from date of invoice, and in such form and detail as the Lender shall require, and account payable aging by categories of 0-30, 31-60 and over 60, from date of invoice, also in such detail as the Lender shall reasonably require, and in each case certified by the chief financial officer of the Borrower;

M. Guarantor Financial Statement. The Borrower shall cause the Guarantor to provide an annual financial statement, in such form and detail as the Lender shall reasonably require, within ninety (90) days after the end of each Fiscal Year and a copy of the Guarantor’s filed tax return, within thirty (30) days of the day it is filed with the Internal Revenue Service;

N. Proxy Statements, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency; and

O. General Information. Promptly, such other information concerning the Borrower or any Subsidiary as the Lender may from time to time request.

Section 7.2 Maintenance of Existence; Conduct of Business. The Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. The Borrower will conduct, and will cause each Subsidiary to conduct, its business in an orderly and efficient manner in

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accordance with good business practices. Without limitation, the Borrower will not make (and will not permit any of its Subsidiaries to make) any material change in its credit collection policies if such change would materially impair the collectibility of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

Section 7.3 Maintenance of Properties. The Borrower will maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

Section 7.4 Taxes and Claims. The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

Section 7.5 Insurance. The Borrower will maintain, and will cause each of the Subsidiaries to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and the Subsidiaries operate, provided that in any event the Borrower will maintain and cause each Subsidiary to maintain workmen’s compensation insurance (or similar program), property insurance, comprehensive general liability insurance, reasonably satisfactory to the Lender. Each insurance policy covering Collateral shall name the Lender as loss payee and shall provide that such policy will not be cancelled or reduced without thirty (30) days prior written notice to the Lender.

Section 7.6 Inspection Rights. At any reasonable time and from time to time, the Borrower will permit, and will cause each Subsidiary to permit, representatives of the Lender to examine the Collateral and conduct Collateral audits (such audits to be limited to no more than one annually at Borrower’s expense, which shall not exceed an amount equal to $7,500, so long as no Default or Event of Default has occurred and is continuing), to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants.

Section 7.7 Keeping Books and Records. The Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in conformity with GAAP and applicable SEC rules shall be made of all dealings and transactions in relation to its business and activities.

Section 7.8 Compliance with Laws. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

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Section 7.9 Compliance with Agreements. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business to the extent required so as not to cause a Material Adverse Effect.

Section 7.10 Further Assurances. The Borrower will, and will cause each Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be requested by the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Lender in the Collateral.

Section 7.11 ERISA. The Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

ARTICLE VIII

Negative Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will perform and observe the following negative covenants, unless the Lender shall otherwise consent in writing:

Section 8.1 Debt. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except:

A. Debt to the Lender;

B. Existing Debt described on the Disclosure Schedule hereto;

C. Subordinated Debt;

D. Purchase money Debt not to exceed $2,000,000 in the aggregate; and

E. Guarantees permitted under clause (iv) of the definition of “Permitted Investments.”

Section 8.2 Limitation on Liens. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:

A. Liens disclosed on the Disclosure Schedule hereto;

B. Liens in favor of the Lender;

C. Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

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D. Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

E. Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;

F. Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business; and

G. Purchase money Liens on specific property to secure Debt used to acquire such property to the extent permitted in Section 8.1.D.

Section 8.3 Mergers, Etc. The Borrower will not, and will not permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate, except for Permitted Acquisitions.

Section 8.4 Restricted Payments. The Borrower will not declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its equity interests, or redeem, purchase, retire, or otherwise acquire any of its equity interests, or permit any of its Subsidiaries to purchase or otherwise acquire any equity interest of the Borrower or another Subsidiary, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, provided that, the Borrower may make such payments in an amount not to exceed $1,000,000 in the aggregate in any Fiscal Year so long as before and after giving effect to any such payment, the Borrower is in pro forma compliance with all terms of this Agreement and no Default or Event of Default shall have occurred and be continuing.

Section 8.5 Loans and Investments. The Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, or permit any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of, any Person, except:

A. readily marketable direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having maturities of one year or less from the date of acquisition;

B. fully insured certificates of deposit or bankers’ acceptances having maturities of one year or less from the date of acquisition issued by members of the Federal Reserve System having deposits in excess of $100,000,000;

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C. commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service; and

D. Permitted Investments.

Section 8.6 Intentionally Omitted.

Section 8.7 Transactions With Affiliates. The Borrower will not enter into, and will not permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

Section 8.8 Disposition of Assets. The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, or permit any Subsidiary to do so with any of its assets, except (a) dispositions of inventory in the ordinary course of business or (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business or (c) collections of Receivables (as defined in the Security Documents) or (d) other arms-length dispositions in the ordinary course of business provided that (i) at the time of disposition no Default exists or would result therefrom, (ii) such disposition is for fair value, (iii) such disposition would not reasonably be likely to have a material adverse effect on the Borrower or its Subsidiaries taken as a whole, and (iv) the proceeds of such disposition are either (A) properly reinvested in the business of the Borrower or a Subsidiary or (B) delivered to the Lender as Cash Collateral.

Section 8.9 Sale and Leaseback. The Borrower will not enter into, and will not permit any Subsidiary to enter into, any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 8.10 Prepayment of Debt. The Borrower will not prepay, and will not permit any Subsidiary to prepay, any Debt, except the Obligations and Debt reflected on the Borrower’s balance sheet as of August 31, 2004.

Section 8.11 Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage in any business other than the businesses in which they are engaged as of the date hereof and businesses substantially related thereto.

Section 8.12 Environmental Protection. Except for those uses set forth in the Disclosure Schedule, the Borrower will not, and will not permit any of its Subsidiaries to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any of its Subsidiaries would be responsible.

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Section 8.13 Accounting. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Lender, or (b) in tax reporting treatment, except as required by law and disclosed to the Lender.

Section 8.14 No Negative Pledge. The Borrower will not, and will not permit any Subsidiary to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits the Borrower or any Subsidiary from creating or incurring a Lien on any of its assets.

Section 8.15 Guaranties. Except as otherwise permitted herein, the Borrower will not assume, Guarantee, endorse, or otherwise become directly or contingently liable in connection with any obligations of any other Person.

ARTICLE IX

Financial Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will, at all times, observe and perform the following financial covenants, unless the Lender shall otherwise consent in writing.

Section 9.1 Cash Flow Leverage Ratio. The Borrower will not permit the Cash Flow Leverage Ratio as of the end of any Fiscal Quarter to be greater than 2.00 to 1.00.

Section 9.2 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.25 to 1.00.

Section 9.3 Consolidated Tangible Net Worth. The Borrower will not permit on a consolidated basis Consolidated Tangible Net Worth measured on a quarterly basis to be less than $18,652,000 plus 75% of Borrower’s cumulative Consolidated Net Income (excluding any periods in which Borrower’s Consolidated Net Income is zero or negative) commencing December 1, 2004.

Section 9.4 Consolidated Net Income. The Borrower will not permit its Consolidated Net Income, after taxes, measured as of the end of each quarter, to be negative for two (2) consecutive quarters or for four consecutive quarters on a trailing four quarter basis.

Section 9.5 Capital Expenditures. The Borrower will not permit the aggregate Capital Expenditures of the Borrower and the Subsidiaries to exceed $2,500,000 during any fiscal year, commencing with the Borrower’s Fiscal Year commencing September 1, 2004.

ARTICLE X

Default

Section 10.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

A. The Borrower shall fail to pay the Obligations or any part thereof shall not be paid when due or declared due.

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B. The Borrower shall breach Section 7.1.H. of this Agreement or any provision of Article VIII or Article IX of this Agreement.

C. Any representation or warranty made or deemed made by the Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

D. The Borrower or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Section 10.1.A and B above), and such failure continues for more than 15 days following the date any of the President, chief financial officer, controller or assistant controller has knowledge of such failure.

E. The Borrower, any Subsidiary, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

F. The Borrower, any Subsidiary, or any Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

G. This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower, any Subsidiary, any Obligated Party or any of their respective shareholders, or the Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.

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H. Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of the Lender subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed One Hundred Thousand Dollars ($100,000).

I. The Guarantor or any other Obligated Party shall have died or have been declared incompetent by a court of proper jurisdiction; or if the Guarantor or any other Obligated Party is a corporation, partnership or other entity, such Person shall be the subject of a bankruptcy or receivership proceeding or shall have dissolved, liquidated or otherwise ceased doing business.

J. David Kirk shall cease to be active in the management of the Borrower.

K. The Borrower, any of its Subsidiaries, or any Obligated Party, or any of their properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof.

L. An involuntary proceeding shall be commenced against the Borrower, any Subsidiary, or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days.

M. The Borrower, any Subsidiary or any Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) against any of its assets or properties.

N. A final judgment or judgments for the payment of money in excess of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered by a court or courts against the Borrower, any of its Subsidiaries, or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty

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(30) days from the date of entry thereof and the Borrower or the relevant Subsidiary or Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

O. A Change in Control shall occur.

P. A material adverse change in the business, condition (financial or otherwise), operations, prospects, or Properties of the Borrower or any Subsidiary shall have occurred.

Section 10.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, the Lender may without notice terminate the Commitment and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.1.E or Section 10.1.K, the Commitment shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower. If any Event of Default shall occur and be continuing, the Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

Section 10.3 Performance by the Lender. If the Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, the Lender may perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Lender, promptly pay any amount expended by the Lender in connection with such performance or attempted performance to the Lender, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Lender shall not have any liability or responsibility for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.4 Cash Collateral. If any Event of Default shall occur and be continuing on the Termination Date or if any obligations are outstanding as of the Termination Date, including obligations related to Swap Contracts, the Borrower shall, if requested by the Lender, immediately deposit with and pledge to the Lender cash or cash equivalent investments in an amount equal to the outstanding Letter of Credit Liabilities, any obligations under any Swap Contracts, and any other obligations due to Lender, as security for the Obligations.

ARTICLE XI

Miscellaneous

Section 11.1 Expenses. The Borrower hereby agrees to pay on demand: (a) all costs and expenses of the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments,

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modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for the Lender, (b) all costs and expenses of the Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for the Lender, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other costs and expenses incurred by the Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including the Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Borrower. Anything herein to the contrary notwithstanding, the obligation of the Borrower to reimburse professional fees hereunder shall be conditioned upon the provision to the Borrower of a reasonably detailed statement of services rendered to the Lender by the professional for whom reimbursement is sought; provided, however, that such detail shall in no event be required to reveal confidential communications between the Lender and such professional that are subject to the attorney-client privilege.

Section 11.2 INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY THE LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, (E) THE USE OR PROPOSED USE OF ANY LETTER OF CREDIT, (F) ANY AND ALL TAXES, LEVIES, DEDUCTIONS, AND CHARGES IMPOSED ON THE LENDER OR ANY OF THE LENDER’S CORRESPONDENTS IN RESPECT OF ANY LETTER OF CREDIT, OR (G) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS,

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DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON. ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THE LENDER SHALL NOT BE INDEMNIFIED OR HELD HARMLESS FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 11.3 Limitation of Liability. Neither the Lender nor any Affiliate, officer, director, employee, attorney, or agent of the Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Lender or any of the Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 11.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Lender shall have the right to act exclusively in the interest of the Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any of the Borrower’s shareholders or any other Person other than Lender.

Section 11.5 Lender Not Fiduciary. The relationship between the Borrower and the Lender is solely that of debtor and creditor, and the Lender has no fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and the Lender to be other than that of debtor and creditor. The Lender shall in good faith hold in confidence all information, memoranda, or extracts furnished to the Lender by the Borrower hereunder or in connection with the negotiation hereof; provided that the Lender may disclose such information (i) to its Affiliates, accountants or counsel; (ii) to any regulatory agency having the authority to examine the Lender, as required by any legal or governmental process or otherwise by law, and (iv) to the extent that such information shall be publicly available or shall have been known to the Lender independently of any disclosure by the Borrower hereunder or in connection herewith.

Section 11.6 Equitable Relief. The Borrower recognizes that in the event the Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to the Lender. The Borrower therefore agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.7 No Waiver; Cumulative Remedies. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

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Section 11.8 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the Lender and the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

Section 11.9 Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by the Lender or any closing shall affect the representations and warranties or the right of the Lender to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Sections 11.1 and 11.2 shall survive repayment of the Note and termination of the Commitment and the Letters of Credit.

Section 11.10 ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement and the other Loan Documents to which the Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 11.11 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (i) actual receipt by the intended recipient or (ii) (A) if delivered by hand or courier, (B) if delivered by mail, four business days after deposit in the mail, postage prepaid; (C) if delivered by facsimile when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below) when delivered; provided, however, that notices and other communications pursuant to Article II shall not be effective until actually received by the Lender. Electronic mail and intranet websites may be used only to distribute only routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

Section 11.12 Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas. Any action or proceeding against the Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Dallas County, Texas. The Borrower hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may

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now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. The Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 11.12. Nothing herein or in any of the other Loan Documents shall affect the right of the Lender to serve process in any other manner permitted by law or shall limit the right of the Lender to bring any action or proceeding against the Borrower or with respect to any of its property in courts in other jurisdictions. Any action or proceeding by the Borrower against the Lender shall be brought only in a court located in Dallas County, Texas.

Section 11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.14 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 11.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 11.16 Intentionally Omitted.

Section 11.17 Construction. The Borrower and the Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower and the Lender.

Section 11.18 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 11.19 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

Section 11.20 Arbitration.

A. Upon the demand of any party, any dispute under this Agreement or the Loan Documents shall be resolved by binding arbitration (except as set forth in Section 11.20.E. below) in accordance with the terms of this Agreement or the

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other Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

B. Arbitration proceedings shall be administered by the American Arbitration Association (“AAA”) or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the foregoing documents. The arbitration shall be conducted at a location in Dallas County, Texas selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control.. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under Section 91 of Title 12 of the United States Code or any similar applicable state law.

C. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation, injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

D. Arbitrators must be active members of the Texas State Bar with expertise in the substantive law applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the State of Texas, (ii) may grant any remedy or relief that a court of the State of Texas could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

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E. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the State of Texas, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (1) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (2) whether the conclusions of law are erroneous under the substantive law of the State of Texas. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the State of Texas.

F. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the foregoing documents or the subject matter of the Dispute shall control. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement. This arbitration provision shall survive termination, amendment or expiration of any of the foregoing documents or any relationship between the parties.

G. Lender and Borrower hereby agree to keep all Disputes and arbitration proceedings strictly confidential, provided, however, that Lender and Borrower may disclose such confidential information as is necessary in any litigation between Lender and Borrower or as required by applicable law and, on a confidential basis, to accountants, attorneys and other consultants in the ordinary course of business.

Section 11.21 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of the Borrower and the Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits the Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever

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judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between the Borrower and the Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (ii) contracted for, charged, taken, reserved or received by reason of the Lender’s exercise of the option to accelerate the maturity of any Note and/or any and all indebtedness paid or payable by the Borrower to the Lender pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (iii) the Borrower will have paid or the Lender will have received by reason of any voluntary prepayment by the Borrower of any Note and/or the Related Indebtedness, then it is the Borrower’s and the Lender’s express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by the Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to the Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note has been paid in full before the end of the stated term of any such Note, then the Borrower and the Lender agree that the Lender shall, with reasonable promptness after the Lender discovers or is advised by the Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to the Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by the Borrower to the Lender. The Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against the Lender, the Borrower will provide written notice to the Lender, advising the Lender in reasonable detail of the nature and amount of the violation, and the Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to the Borrower or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by the Borrower to the Lender. All sums contracted for, charged, taken, reserved or received by the Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to this Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of the Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

Section 11.22 Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on any such Note and/or any other portion of the Indebtedness, the Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits the Lender to contract for, charge, take, receive or reserve a greater amount

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of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, the Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to the Borrower as provided by applicable law now or hereafter in effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

RF MONOLITHICS, INC.

By:	/s/ Harley E. Barnes III
Harley E. Barnes III
Chief Financial Officer

Address for Notices:
4441 Sigma Road
Dallas, Texas 75244
Fax No.: (972) 404-9476
Telephone No.: (972) 448-3789
Attention: Chief Financial Officer
e-mail: bbarnes@rfm.com

LENDER:

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Thomas J. Krueger
Thomas J. Krueger
Vice President

Address for Notices:
4975 Preston Park Blvd.
Suite 280
Plano, Texas 75093
Fax No.: (972) 867 - 5674
Telephone No.: (972) 599-5330
Attention: Thomas J. Krueger
e-mail: thomas.j.krueger@wellsfargo.com

LOAN AGREEMENT - Page 46

INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section
A	Borrowing Base Report	1.1
B	Compliance Certificate	1.1
C	Revolving Credit Note	1.1 and 2.1
D	Advance Request Form	1.1

INDEX TO SCHEDULES

	Description of Schedules	Article/Section
	Conditions Precedent	5.1(n)
	Disclosure Schedule	1.1, VI and VIII

LOAN AGREEMENT - Page 47

EXHIBIT A

BORROWING BASE REPORT

FOR MONTH ENDED                                  (THE “SUBJECT MONTH”)

LENDER:	Wells Fargo Bank, National Association

BORROWER:	RF MONOLITHICS, INC.

This certificate is delivered under the Loan Agreement (the “Agreement”) dated as of December 31, 2004, between Borrower and Lender. Capitalized terms used in this certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement. On behalf of Borrower, the undersigned certifies to Lender on the date hereof that (a) no Default or Event of Default has occurred and is continuing, (b) a review of the activities of Borrower during the Subject Month has been made under my supervision with a view to determining the amount of the current Borrowing Base, (c) the accounts receivable included in the Borrowing Base below meet all conditions to qualify for inclusion therein as set forth in the Agreement, and all representations and warranties set forth in the Agreement with respect thereto are true and correct in all material respects, and (d) the information set forth below hereto is true and correct as of the last day of the Subject Month.

LINE				AT END OF SUBJECT MONTH
1.	Total Accounts Receivable (less discounts)			$	__________

2.	Ineligible Accounts

(a)	Accounts outstanding 60 days or more past the due date, but not to exceed 120 days after the original invoice date	$	__________

(b)	Accounts not in compliance with applicable laws, rules, and regulations	$	__________

(c)	Accounts for consignments and non-final sales (apart from Borrower’s standard product warranties)	$	__________

(d)	Accounts evidenced by chattel paper or an instrument (unless secured by a letter of credit provided by Borrower’s customer)	$	__________

LOAN AGREEMENT - Page 1

(e)	Foreign accounts (other than accounts which are insured under a foreign credit insurance policy acceptable to Lender in its sole discretion)	$__________

(f)	Accounts due from the U.S. Government or subdivision thereof (with respect to which the Federal Assignment of Claims Act of 1940 has not been complied with)	$__________

(g)	Accounts subject to specific assignment restrictions	$__________

(h)	Accounts owed by account debtor with more than 25% of Accounts of such account debtor ineligible by reason of 2(a)	$__________

(i)	Amounts excluded due to 25% concentration restriction on any single account debtor (25% concentration limit)	$__________

(j)	Accounts representing commissions or not created in the ordinary course of business or not arising from an enforceable contract, the performance of which has been completed by the Borrower	$__________

(k)	Accounts to which the Borrower does not have good and indefeasible title or which are subject to any Lien except Liens in favor of the Lender and Permitted Liens	$__________

(l)	Accounts subject to setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment	$__________

(m)	Accounts with respect to which the account debtor is insolvent or the subject of any bankruptcy or insolvency proceeding or has made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs	$__________

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(n)	Accounts with respect to which any default exists	$	__________

(o)	Accounts with respect to which the account debtor has returned or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose	$	__________

(p)	Accounts owed by an Affiliate, employee, officer, director or shareholder of the Borrower	$	__________

(q)	Accounts not payable in Dollars, Euros, Pounds Sterling or Japanese Yen by the account debtor; and accounts payable in any of the aforementioned currencies, other than Dollars, that exceed five percent (5%) of all accounts	$	__________

(r)	The account is owed by an account debtor whose accounts the Lender in its reasonable discretion has chosen to exclude	$	__________

(s)	The amount of all “contra accounts” and other obligations owed by the Borrower to account debtors	$	__________

(t)	Other Ineligible Accounts disallowed by Lender in its good faith discretion	$	__________

3.	Total Ineligible Accounts add Lines 2(a) through 2(t)			$	__________

4.	Total Eligible Accounts Line 1 minus Line 3			$	__________

5.	Multiplied by: Borrowing Base factor				80%

6.	Total Accounts Component of Borrowing Base Line 4 x Line 5			$	__________

7.	Borrowing Base Line 6			$	__________

8.	Amount of Commitment			$	__________

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9.	Sum of (a) principal balance of Revolving Credit Advances plus (b) Letter of Credit Liabilities (not to exceed $500,000)	$__________

10.	Lesser of Line 7 or Line 8	$__________

11.	Amount available for Revolving Credit Advances, if positive, or amount to be repaid, if negative Line 10 minus Line 9	$__________

RF MONOLITHICS, INC.

By:
Name:
Title:

LOAN AGREEMENT - Page 4

EXHIBIT B

COMPLIANCE CERTIFICATE

FOR QUARTER/YEAR (Circle one) ENDED _____________________ (THE “SUBJECT PERIOD”)

LENDER:	Wells Fargo Bank, National Association

BORROWER:	RF MONOLITHICS, INC.

This certificate is delivered under the Loan Agreement (as amended, restated, modified or renewed from time to time, the “Agreement”) dated as of December 31, 2004, between Borrower and Lender. Capitalized terms when used in this certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement. I certify to Lender that, on the date of this certificate, (a) the financial statements of Borrower attached to this certificate were prepared in accordance with GAAP, and present fairly the financial condition and results of operations of Borrower as of the end of and for the Subject Period, (b) no Default or Event of Default currently exists or has occurred which has not been cured or waived by Lender, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto is attached hereto, (c) attached hereto is a statement showing in reasonable detail the calculations demonstrating compliance with Article IX of the Agreement, and (d) the status of compliance by Borrower with certain covenants of the Agreement at the end of the Subject Period is as set forth below:

In Compliance as of End of Subject Period (Please Indicate)
1.	Financial Statements and Reports

	(a)	Provide annual audited FYE financial statements of Borrower within the period prescribed in Section 7.1.A. of the Agreement.	Yes	No

	(b)	Provide quarterly financial statements of Borrower within the period prescribed in Section 7.1.B. of the Agreement.	Yes	No

	(c)	Provide a quarterly Compliance Certificate within the period prescribed in Section 7.1. E of the Agreement.	Yes	No

	(d)	Provide financial statements of Guarantor within 90 days after the last day of each year.	Yes	No

	(e)	Provide a copy of Guarantor’s tax return within 30 days after it is filed with the Internal Revenue Service.	Yes	No

	(f)	Provide annual projections prior to August 31 of each fiscal year.	Yes	No

	(g)	Provide a monthly summary accounts receivable aging and accounts payable aging, within 30 days after the last day of each month.	Yes	No

	(h)	Provide other required reporting and other information concerning Borrower or Guarantor as Lender may from time to time request timely.	Yes	No

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2.	Subsidiaries. None except as listed on Disclosure Schedule	Yes	No

3.	Additional Indebtedness. None, except Indebtedness permitted by Section 8.1 of the Agreement.	Yes	No

4.	Liens and Encumbrances; Negative Pledge Agreements. None at any time, except Liens permitted by Section 8.2 of the Agreement.	Yes	No

5.	Limitation of Acquisitions and Mergers. None except those permitted by Section 8.3 of the Agreement.	Yes	No

6.	Dividends and Stock Repurchase. None, except as permitted by Section 8.4 of the Agreement.	Yes	No

7.	Loans and Investments. None, except those permitted by Section 8.5 of the Agreement.	Yes	No

9.	Affiliate Transactions. None, except issuances permitted by Section 8.7 of the Agreement.	Yes	No

10.	Disposal of Assets other than in the Ordinary Course of Business. None at any time without prior written consent of Lender except as permitted by Section 8.8 of the Agreement.	Yes	No

11.	Sale and Leaseback Transactions (Section 8.9 of the Agreement). None any time without prior written consent of Lender.	Yes	No

12.	Prepayment of Debt (Section 8.10 of the Agreement). None except Debt permitted by Section 8.10 of the Agreement.	Yes	No

13.	Changes in Nature of Business (Section 8.11 of the Agreement). None at any time without prior written consent of Lender.	Yes	No

14.	Environmental Laws (Section 8.12 of the Agreement). No activity likely to cause violations.	Yes	No

15.	Changes in Fiscal Year; Accounting Practices (Section 8.13 of the Agreement). None at any time without prior written consent of Lender.	Yes	No

16.	No Negative Pledge (Section 8.14 of the Agreement). None.	Yes	No

17.	No Contingent Obligations (Section 8.15 of the Agreement). None.	Yes	No

18.	Cash Flow Leverage Ratio (CFL). Maximum of 2.00 to 1.00. (Defined as, for any period of determination, the ratio of (a) Consolidated Senior Funded Debt to (b) Consolidated EBITDA). CFL Ratio: .	Yes	No

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19.

Fixed Charge Coverage Ratio (FCC).

Minimum of 1.25 to 1.00. (Defined as, for any period of determination, the ratio of (a) Excess Cash Flow to (b) the sum of (i) Consolidated Interest Charges, (ii) scheduled principal payments on Consolidated Senior Funded Debt, and (iii) an amount equal to twenty percent (20%) of the outstanding amount of all Revolving Credit Advances).

                    FCC Ratio:                                                                                                                                                   .

		Yes	No

20.

Consolidated Tangible Net Worth (Defined as Shareholders’ Equity (net of treasury shares) of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date plus Subordinated Debt).

Consolidated Net Income:

Required: $18,652,000 + 75% of Consolidated Net Income

Consolidated Tangible Net Worth:

		Yes	No

21.

Profitability.

Net Income has been positive for preceding two quarters and four consecutive quarters. (Consolidated Net Income is defined as for any period, the consolidated net income (or loss) determined in conformity with GAAP of the Borrower and its Subsidiaries).

Net Income for preceding quarter= _______________________________.

Net Income for current quarter= _______________________________.

Net Income for preceding four consecutive quarters = ________________________.

		Yes	Yes

22.	Capital Expenditures. Borrower has not made any Capital Expenditures during fiscal year in excess of an aggregate of $2,500,000. Year-to-Date Capital Expenditures = .	Yes	No

RF MONOLITHICS, INC.

By:
Name:
Title:

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Exhibit C

WELLS FARGO BANK	REVOLVING CREDIT NOTE

$10,000,000.00

Dallas, Texas

December 31, 2004

FOR VALUE RECEIVED, the undersigned RF MONOLITHICS, INC. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at North Dallas RCBO, 4975 Preston Park Blvd., Suite 280, Plano, TX 75093, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

1.	DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined; all terms used herein but not defined herein shall have the meaning given to such terms in the Loan Agreement (as hereinafter defined):

“Base Rate” means for any day, a rate of interest equal to the higher of (i) the Prime Rate in effect for such day and (ii) the sum of the Federal Funds Rate in effect for such day plus one half of one percent (1/2 of 1%).

“Base Rate Loan” means a Revolving Credit Advance that bears interest at the Base Rate.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Texas are authorized or required by law to close.

“Federal Funds Rate” means for any day an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Dallas, Texas time) on such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by Bank in its sole discretion.

“Fixed Rate Term” means a period commencing on a Business Day and continuing for 1, 2 or 3 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $500,000.00; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

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“Interest Payment Date” means (i) with respect to any Base Rate Loan, on the first day of each month commencing on February 1, 2005 and on the Termination Date and (ii) with respect to a LIBOR Loan, on the last day of the applicable Fixed Rate Term and on the Termination Date.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/16 of 1%) determined by dividing Base LIBOR by a percentage equal to 100% less any LIBOR Reserve Percentage.

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

“LIBOR Loan” means a Revolving Credit Advance that bears interest at LIBOR.

“Prime Rate” means, on any day, (a) at any time the rate of interest most recently announced by Wells Fargo Bank, N.A. at its principal office in San Francisco, California as its prime rate, whether or not the Borrowers have notice thereof, with the understanding that the Prime Rate is one of Wells Fargo Bank, N.A.’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo Bank, N.A. may designate, which change in the Prime Rate shall be effective on the day the change is announced within Wells Fargo Bank, N.A.

2.	INTEREST:

Section 2.1 Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed, except with respect to Base Rate Loans, in which case interest shall be computed on the basis of a 365/366-day year, as the case may be, actual days elapsed) at the lesser of (i) either (A) at a fluctuating rate per annum equal to the Base Rate in effect from time to time, or (B) at a fixed rate per annum determined by Bank to be 2.25% above LIBOR in effect on the first day of the applicable Fixed Rate Term, or (ii) the

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Maximum Rate. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection option selected hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on, any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

Section 2.2 Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Base Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

Section 2.3 Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

Section 2.4 Payment of Interest. Interest accrued on this Note shall be payable on the Interest Payment Date.

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Section 2.5 Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed, except with respect to Base Rate Loans, in which case interest shall be computed on the basis of a 365/366-day year, as the case may be, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note, but in no event at a rate greater than the Maximum Rate.

3. BORROWING AND REPAYMENT:

Section 3.1 Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Loan Agreement between Borrower and Bank defined below; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. Each borrowing, conversion to or continuation of LIBOR Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note and all outstanding accrued interest thereon shall be due and payable in full on the Termination Date.

Section 3.2 Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (i) David Kirk, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of any Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

Section 3.3 Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

Section 3.4 Credit Sweep. Borrower’s operating account will be linked to this Note, so upon the last transaction of each Business Day, any shortfall in the operating account will be funded by a drawdown of a Base Rate Loan. Paydown on this Note is similar in that any positive collected balance in the operating account at the end of each Business Day will reduce any Base Rate Loans as contemplated by Section 4.1. For amounts greater than the terms outlined above, Borrower will give the Bank one Business Day advance notice of its intent to borrow hereunder as contemplated in Section 2.1.D of the Loan Agreement.

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4. PREPAYMENT:

Section 4.1 Base Rate Loan. Positive credit balances in the Borrower’s operating account at the end of each Business Day will reduce any Base Rate Loans. In addition, Borrower may prepay principal (which shall include all accrued interest thereon) upon one Business Day’s prior notice to Bank, in any amount and without penalty.

Section 4.2 LIBOR Loan. Borrower may prepay principal (which shall include all accrued interest thereon) on any LIBOR Loan upon three Business Day’s prior notice to Bank and in the minimum amount of $1,000,000.00, or a whole multiple of $500,000 in excess thereof; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

Subtract from the amount determined in (a) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

If the result obtained in (b) for any month is greater than zero, discount that difference by LIBOR used in (b) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank.

5. EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Loan Agreement between Borrower and Bank dated as of December 31, 2004 (as amended, restated or modified from time to time, the “Loan Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Loan Agreement, shall constitute an “Event of Default” under this Note.

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6. MISCELLANEOUS:

Section 6.1 Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and accrued and unpaid interest outstanding hereunder to be immediately due and payable without presentment, demand, or any notices of any kind, including without limitation notice of nonperformance, notice of protest, protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel to the extent permissible), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

Section 6.2 Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

Section 6.3 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

Section 6.4 Savings Clause. It is the intention of the parties to comply strictly with applicable usury laws.

Accordingly, notwithstanding any provision to the contrary in this Note, or in any contract, instrument or document evidencing or securing the payment hereof or otherwise relating hereto (each, a “Related Document”), in no event shall this Note or any Related Document require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”). If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with this Note or any Related Document, or in any communication by Bank or any other person to Borrower or any other person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under this Note shall exceed the Maximum Rate, then in such event it is agreed that: (i) the provisions of this paragraph shall govern and control; (ii) neither Borrower nor any other person or entity now or hereafter liable for the payment of this Note or any Related Document shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (iii) any such excess interest which is or has been received by Bank, notwithstanding this paragraph, shall be credited against the then unpaid principal balance hereof or thereof, or if this Note or any Related Document has been or would be paid in full by such credit, refunded to

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Borrower; and (iv) the provisions of this Note and each Related Document, and any other communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of this Note or any Related Document does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with this Note and any Related Document which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of this Note or such Related Document, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received. The terms of this paragraph shall be deemed to be incorporated into each Related Document.

To the extent that Chapter 303 of the Texas Finance Code is relevant to Bank for the purpose of determining the Maximum Rate, Bank hereby elects to determine the applicable rate ceiling under such Article by the weekly rate ceiling from time to time in effect, subject to Bank’s right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

Section 6.5 Right of Setoff; Deposit Accounts. Upon and after the occurrence of an Event of Default, (i) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared this Note to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under this Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank and with any other financial institution to secure the payment of all obligations and liabilities of Borrower to Bank under this Note.

Section 6.6 Business Purpose. Borrower represents and warrants that all loans evidenced by this Note are for a business, commercial, investment, agricultural or other similar purpose and not primarily for a personal, family or household use.

Section 6.7 Certain Tri-Party Accounts. Borrower and Bank agree that Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to any revolving loan accounts created under this Note or maintained in connection herewith.

NOTICE: THIS NOTE AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS EVIDENCED HEREBY CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE

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PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY.

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

RF MONOLITHICS, INC.

By:	/s/ Harley E. Barnes III
Harley E. Barnes III
Chief Financial Officer

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EXHIBIT D

ADVANCE REQUEST FORM

TO:	Wells Fargo Bank, National Association
4975 Preston Park Blvd., Suite 280
Plano, TX 75093
	Attention:	Thomas J. Krueger
Vice President

Gentlemen:

The undersigned is an officer of RF MONOLITHICS, INC. (the “Borrower”), and is authorized to make and deliver this certificate pursuant to that certain Loan Agreement dated as of December 31, 2004 between the Borrower and Wells Fargo Bank, National Association, (the “Lender”) (as the same may be amended, restated, modified, or supplemented from time to time, the “Loan Agreement”), whereby such indebtedness under the Loan Agreement is evidenced by that certain Revolving Credit Note dated December 31, 2004, executed by Borrower in favor of the Lender (as amended, restated or modified from time to time the “Revolving Credit Note”). Except as otherwise set forth herein, all terms defined in the Loan Agreement shall have the same meaning herein. In accordance with the Loan Agreement, the Borrower hereby (check whichever is applicable):

         1. Requests that the Lender make a Base Rate Loan (as defined in the Revolving Credit Note) in the amount set forth in item (I)(d) below on the date set forth in item (I)(e) below.

         2. Requests that the Lender make a LIBOR Loan (as defined in the Revolving Credit Note) in the amount set forth in item (I)(d) below on the date set forth in item (I)(e) below with an Interest Period of:

one month

two months

three months

In connection with the foregoing and pursuant to the terms and provisions of the Loan Agreement, the undersigned hereby certifies to the Lender that the following statements are true and correct:

(i) The representations and warranties contained in Article VI of the Loan Agreement and in each of the other Loan Documents are true and correct on and as of the date hereof with the same force and effect as if made on and as of such date except to the extent any such representation and warranty relates solely to an earlier date, and was true and correct on such earlier date.

(ii) No Default or Event of Default has occurred and is continuing or would result from the Revolving Credit Advance requested hereunder.

(iii) The amount of the Revolving Credit Advance requested hereunder, when added to the aggregate outstanding principal amount of Revolving Credit Advances, will not exceed the lesser of (x) the amount of the Commitment minus all outstanding Letter of Credit Liabilities, or (y) the Borrowing Base minus all outstanding Letter of Credit Liabilities.

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(iv) All information supplied below is true, correct, and complete as of the date hereof.

I. Advance Request Information for Revolving Credit Advances

(a)	Aggregate amount of Commitment		$10,000,000.00

(b)	(1) Outstanding principal amount of Revolving Credit Advances	$	____________

	(2) Outstanding Letter of Credit Liabilities	$	____________

	(3) Line (b)(1) plus Line (b)(2)	$	____________

	(4) Borrowing Base	$	____________

(c)	Net availability of credit under the aggregate Revolving Credit Commitments: ([lesser of Line (a) or Line (b)(4)], minus Line (b)(3))	$	____________

(d)	Amount of requested Revolving Credit Advance	$	____________

(e)	Date of requested Revolving Credit Advance		_______, 200__

BORROWER:

RF MONOLITHICS, INC.

By:
Name:
Title:

Dated as of:
[insert date of requested Advance]

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